PRESS RELEASE          CONTACT: CARRIZO OIL & GAS, INC.
                                B. ALLEN CONNELL, DIRECTOR OF INVESTOR RELATIONS FRANK A. WOJTEK, CHIEF FINANCIAL OFFICER
                                (281) 496-1352

CARRIZO OIL & GAS, INC. UPDATES FIRST QUARTER 2003 OPERATIONS; PRODUCTION LEVELS INCREASE 37 PERCENT OVER PRIOR YEAR; ANOTHER SUCCESSFUL OFFSET WELL DRILLED IN PROVIDENCE FIELD IN MATAGORDA COUNTY

HOUSTON, APRIL 24, 2003 - CARRIZO OIL & GAS, INC. (NASDAQ: CRZO) today announced the operating results for the first quarter of 2003. In the Company's core areas in South Texas and Louisiana, the Company participated in the drilling of four gross exploratory wells, two of which were successful. Since March 31, 2003, four additional gross wells have reached total depth, all of which were successful, resulting in a 75 percent apparent success rate year-to-date. As of the end of the quarter, the two successful wells drilled in the first quarter and one additional well drilled in the fourth quarter 2002 were in process of being completed, or were awaiting pipeline hookup to commence production, and drilling operations were underway on three additional wells.

Production during the first quarter of 2003 was estimated at 1.94 Bcfe, 37 percent higher than first quarter 2002. Approximately 57 percent of production was natural gas. The Company estimates that first quarter 2003 sales prices, including the effect of hedging activities, averaged approximately $5.99 per Mcf and $29.32 per barrel, which should result in record revenues for the quarter. The natural gas sales price was negatively affected $0.63 per Mcf and the oil sales price was negatively affected $3.64 per barrel by hedging activities. The oil sales price reflects the large volume of condensate production relative to total oil production. The average gas price reflects lower prices received for the Company's coalbed methane production in Wyoming, which averaged 479 Mcf per day and a sales price of $3.34 per Mcf during the quarter.

Operating highlights during the first quarter of 2003 included the following:

     o The Company continued its successful exploratory drilling program in the Matagorda Project Area in Matagorda County, Texas. In January 2003, the fourth successful well drilled in the Providence Field, the "Matthes-Huebner #1", commenced production at a gross rate of approximately 2,518 barrels of oil and 7,700 Mcf of gas (22,800 Mcfe) per day. Carrizo owns a 32.2125 percent before payout working interest in the well. Gross production from the four producing wells in the field averaged approximately 5,300 barrels of oil and 17,250 Mcf of gas (49,000 Mcfe) per day during the first quarter of 2003, or approximately 12,000 Mcfe per day net to Carrizo's interest.

          On March 9 and March 11, 2003, the Company, as operator, spud the "Pauline-Huebner A-382 #2" and "Pauline-Huebner A-382 #3" wells, respectively. The Pauline-Huebner A-382 #2 well targeted previously untested potential pay horizons structurally downthrown to the Providence Field and reached total depth of 12,500 feet on April 7, 2003. The well logs indicate approximately 74 feet of apparent net pay in three potential pay intervals. The Company's working interest ranges from 46.5 to 52.5 percent in the primary well objectives, depending upon the actual depth of the zone to be produced. The Company has completed the construction of the production facilities and expects to begin perforating and testing the well by the end of this week. The Pauline-Huebner A-382 #3 well was drilled as an offset well to the Matthes-Huebner #1 in the Providence Field and reached total depth on April 20, 2003. The well logs indicate approximately 57 feet of apparent net pay in two potential pay intervals. Carrizo owns a 39.75 percent working interest in the well. Completion operations are underway and the Company expects to be able to test the well in the next seven to ten days.

          On April 15, 2003, the Company, as operator, spud an additional 12,550 foot test well in the Project Area, targeting another untested downthrown structure believed to be along the same major fault as the Pauline-Huebner A-382 #2 well.

     o In the Liberty Project Area in Liberty County, Texas, the Company resolved the remaining issues relating to the connection of the Hankamer #1 well to pipeline infrastructure and the well commenced production in early April from the Cook Mountain interval at a rate of 525 barrels of oil and 7,000 Mcf of gas (10,150 Mcfe) per day. Carrizo is the operator of the well and owns a 40 percent working interest.

          On April 21, 2003, the Company, as operator, spud an additional 10,500 foot test well in the Project Area that also targets the Cook Mountain interval.

"Although our 2003 drilling program got off to a somewhat slower pace than we would have liked, we were able to accelerate the pace later in the quarter with the simultaneous drilling of our two latest successful wells in Matagorda County", commented S.P. Johnson IV, Carrizo's President and Chief Executive Officer. "We expect to test both of these wells shortly and expect to be able to put both of these wells on production by early May. Based upon the well logs, we anticipate that the wells should exhibit flow rate characteristics similar to our other recent high rate wells in the area, thus significantly impacting anticipated second quarter 2003 production levels. Carrizo currently has two rigs drilling in Liberty and Matagorda Counties and we expect to spud two additional wells shortly, including a 13,500 foot Wilcox test well in Live Oak County, Texas."

Carrizo Oil & Gas, Inc., is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proven onshore trends primarily along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the results, potential effects, risk profiles, schedule, prospects or estimates for current or future drilling or wells, expected timing of completing and testing the Pauline-Huebner A-382 #2 and #3 wells, the number of potential pay zones in the wells, anticipated flow rates and the timing of commencement of production from these wells, the impact of such wells on anticipated second quarter production levels, expected timing of spudding or drilling additional wells, potential success of wells believed to be located along certain faults and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.